CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered: Debt Securities

Proposed Maximum Aggregate Offering Price: $ 14,505,000

Amount of Registration Fee (1)(2): $1,868.24

(1) Calculated in accordance with Rule 457(r) of the Securities Act.

(2) Paid herewith.

Filed under Rule 424(b)(3), Registration Statement No. 333-180488
Final Pricing Supplement No. 4 - Dated Monday, August 18, 2014 (To Prospectus Supplement Dated July 16, 2014 To Prospectus Dated March 30, 2012)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050WGC3	$3,700,000.00	100.000%	1.650%	$3,638,950.00	Fixed	3.250% (Per Annum)	Semi-Annual	08/15/2023	02/15/2015	$15.71	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC   Agents: Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Advisors, LLC

06050WGD1	$10,805,000.00	100.000%	3.000%	10,480,850.00	Fixed	4.200% (Per Annum)	Semi-Annual	08/15/2037	02/15/2015	$20.30	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Advisors, LLC
Bank of America

Offering Dates: Monday, August 11, 2014 through Monday, August 18, 2014

Trade Date: Monday, August 18, 2014 @ 12:00 PM ET

Settlement Date: Thursday, August 21, 2014

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

												Bank of America InterNotes Prospectus Supplement Dated 7-16-14 to Prospectus Dated 3-30-12

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

In the opinion of McGuireWoods LLP, as counsel to Bank of America Corporation (the “Company”), when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated July 16, 2014 (the “Master Note”), identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of the Company, and the notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, all in accordance with the provisions of the indenture governing the notes, such notes will be legal, valid and binding obligations of the Company, subject to the effect of applicable bankruptcy, insolvency (including laws relating to fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated July 16, 2014, which has been filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated July 16, 2014.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

[LETTERHEAD OF MCGUIREWOODS LLP]

August 18, 2014

VIA EDGAR

Securities and Exchange Commission

100 F Street, NE

Washington, D.C.  20549

RE:	Bank of America Corporation
Registration Statement on Form S-3
(Registration No. 333-180488)

Ladies and Gentlemen:

On behalf of Bank of America Corporation, a Delaware corporation (the “Registrant”), and pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended, we are transmitting herewith for filing with the Securities and Exchange Commission, via the Electronic Data Gathering, Analysis and Retrieval System, the Registrant’s Final Pricing Supplement No. 4 dated August 18, 2014. The filing fee of $1,868.24 has been submitted to the Commission’s account at U.S. Bank of St. Louis, Missouri.

Please do not hesitate to call if you have any questions with respect to this filing.

Very truly yours,

/s/ ELIZABETH A. HINSHAW

Elizabeth A. Hinshaw

Enclosure